Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (the “Agreement”) is entered into by and among MRV Communications, Inc.; and Source Photonics, LLC, on the one hand; and Ying, a/k/a “Jack,” Lu (卢鹰), ID Card No. 110108196212175494 (“Lu”); Jingchun, a/k/a “Jason,” Sun, ID Card No. 110108196201098972 (孙景春) (“Sun”); Starry Holdings Limited; Min Wang, ID Card No. 420111196010195519 (王敏) (“Wang”); and Chao, a/k/a “Charpen,” Zhang, ID Card No. 510102196606058457（张超）(“Zhang”), on the other hand (together, the “Parties”).

A.                                                                                    WHEREAS, on or about January 26, 2007, MRV, Fiberxon, Inc. (“Fiberxon”), Lighthouse Transition Corporation, Lighthouse Acquisition Corporation, and Yoram Snir, as Stockholders’ Agent (“Snir”), executed an Agreement and Plan of Merger (“the Merger Agreement”) pursuant to which MRV (as defined herein) acquired, through one or more transactions, all of the shares of Fiberxon (the “Merger”);

B.                                                                                    WHEREAS, pursuant to the Merger Agreement, of an originally agreed purchase price of approximately $131 million, MRV paid approximately $99 million in cash and stock to the Fiberxon selling stockholders at the time of the closing of the Merger on or about July 1, 2007 (the “Closing”), with $31.5 million treated as deferred consideration (the “Deferred Consideration”) subject to the terms of the Merger Agreement;

C.                                                                                    WHEREAS, an aggregate of up to $13 million of the Deferred Consideration was to be available as a Set-Off Fund and an additional sum of up to $5 million of the Deferred Consideration was to be available in a Special Set-Off Fund, as defined and more fully described in the Merger Agreement;

D.                                                                                    WHEREAS, Fiberxon could not deliver audited financial statements for the 2004, 2005, and 2006 fiscal years, a condition for consummation of the Merger, and MRV’s board of directors determined to proceed with the Merger in the absence of such audited financial statements pursuant to an amendment to the Merger Agreement made and entered into as of June 26, 2007, which, among other things, affected the timing of the payment of the Deferred Consideration;

E.                                                                                     WHEREAS, on October 26, 2010, MRV sold all of the issued and outstanding capital stock of its wholly owned subsidiaries Source Photonics, Inc. and Source Photonics Santa Clara, Inc. to Magnolia Source B.V., pursuant to a Stock Purchase Agreement (“SPA”) dated as of October 26, 2010 by and among MRV, Source Photonics, Inc., Source Photonics Santa Clara, Inc., and Magnolia Source B.V.

F.                                                                                      WHEREAS, on March 25, 2009, MRV filed the California Litigation (as defined herein), alleging, among other things, that Snir, Lu, Sun, Wang and Zhang breached certain representations and warranties and committed other wrongful acts in connection with the Merger Agreement and engaged in acts of fraud, promissory fraud, and unfair competition and for the various reasons stated therein were: (i) not entitled to any of the Deferred Consideration; and (ii) liable to MRV for damages;

G.                                                                                    WHEREAS, Snir entered a settlement agreement with MRV dated December 20, 2009, settling the claims of all Fiberxon stockholders with respect to payment from the Set-Off Fund and Special Set-Off Fund, and the claims of certain stockholders to the remaining $13.5 million of Deferred Consideration (the “Snir Settlement”), but did not settle the claims of the China Parties (defined herein) and certain other Persons including those listed in Exhibit “A” hereto to the remaining $13.5 million of Deferred Consideration;

H.                                                                                   WHEREAS, on or about August 12, 2010, Starry (as defined herein) filed a complaint against MRV; Source Photonics, LLC (named in the complaint as Fiberxon, LLC);

Source Photonics (Chengdu) Co., Ltd. (索尔思光电（成都）有限公司)  (“Source Chengdu”); Source Photonics (Shenzhen) Co., Ltd. (索尔思光电（深圳）有限公司)  (“Source Shenzhen”); Noam Lotan (“Lotan”); and Kevin Rubin (“Rubin”) in the No. 1 Beijing Intermediate People’s Court, alleging a right to Deferred Consideration, which action was later withdrawn without prejudice against Lotan and Rubin (the “Starry Deferred Consideration Action”);

I.                                                                                        WHEREAS, in or about December 2009, Lu filed a complaint against MRV; Source Photonics, LLC (named in the complaint as Fiberxon, LLC); Source Chengdu; Source Shenzhen; Lotan; and Rubin in the No. 1 Beijing Intermediate People’s Court, alleging a right to Deferred Consideration, which action was withdrawn against all parties, and which Lu alleges he refiled in or about July 2011 against the defendants in the earlier action with the exception of Lotan and Rubin in a Beijing Intermediate People’s Court (together, these two actions shall be referred to as the “Lu Deferred Consideration Action”);

J.                                                                                        WHEREAS, in or about December 2009, Wang filed a complaint against MRV; Source Photonics, LLC (named in the complaint as Fiberxon, LLC); Source Chengdu; Source Shenzhen; Lotan; and Rubin in the No. 1 Beijing Intermediate People’s Court, alleging a right to Deferred Consideration, which action was withdrawn against all parties, and which Wang alleges he refiled in or about July 2011 against the defendants in the earlier action with the exception of Lotan and Rubin in a Beijing Intermediate People’s Court (together, these two actions shall be referred to as the “Wang Deferred Consideration Action”);

K.                                                                                   WHEREAS, in or about December 2009, Ji Li (李际) (“Li”) filed a complaint against MRV; Source Photonics, LLC (named in the complaint as Fiberxon, LLC); Source Chengdu; Source Shenzhen; Lotan; and Rubin in the No. 1 Beijing Intermediate People’s Court, alleging a right to Deferred Consideration, which action was subsequently dismissed by the

Beijing High People’s Court on or about December 8, 2011 for lack of jurisdiction and was ordered to be transferred to the Chengdu Intermediate People’s Court for its further adjudication (the “Li Deferred Consideration Action”);

L.                                                                                     WHEREAS, Zhang filed a series of complaints with the Chengdu Labor Arbitration Commission against Source Chengdu and its affiliates, the most recent of which is in litigation before the District Level Court of the High Tech Development Zone in Chengdu (collectively, the “Zhang Complaint”); and Source Chengdu has filed a counterclaim (the “Counterclaim”) against Zhang in the most recent action (together, the Zhang Complaint and the Counterclaim are referred to herein as the “Zhang Labor Action”);

M.                                                                                 WHEREAS, on or about July 28, 2010, Source Chengdu filed a complaint against Lu in the Beijing Haidian District People’s Court;

N.                                                                                    WHEREAS, on June 10, 2011, MRV filed its First Amended Complaint in the California Litigation stating additional causes of action against Lu, Sun, Wang, and Zhang;

O.                                                                                    WHEREAS, after extensive negotiations, no part of which is admissible for any purpose, MRV and Source, on the one hand, and the China Parties, on the other hand, have reached an agreement to settle all Claims (as defined herein) and controversies between them as set forth below; and

P.                                                                                      WHEREAS, the Parties are entering into this Agreement with the understanding that this Agreement will not become effective until Li, MRV and Source Photonics, LLC, execute the Li Settlement Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1.              DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1                               “Account Holder” means the China Parties’ designated agent, Li Chunyi, who has established the following account: HSBC Account No. 121-224802-833 for the benefit of the China Parties and the Persons listed on Exhibit A.

1.2                               “Additional Amount” means the amount set forth in the “Total” in Exhibit A Part 2 or three hundred and ten thousand, six hundred and sixty-eight U.S. dollars and seventy-five cents (US $310,668.75).

1.3                               “Associates” means (i) in the case of an individual, such Person’s present, past and future principals, agents, attorneys, consultants, bankers, insurers, and any other representatives; and (ii) in the case of a corporation, such Person’s subsidiaries, successors, direct and indirect parents, affiliates, and, in their capacities as such, all of its present, past and future officers, directors, direct and indirect stockholders employees, principals, agents, attorneys, consultants, bankers, insurers, and any other representatives.

1.4                               “Business Day” means a weekday, provided that such weekday is not otherwise designated as a federal holiday in the United States of America or a holiday in the People’s Republic of China (hereinafter, “PRC” or “China”).

1.5                               “California Litigation” means the suit captioned MRV Communications, Inc. v. Snir, et al., Case No. PC045012, filed in the Superior Court of the State of California, County of Los Angeles.

1.6                               “China Parties” means, collectively, Starry, Lu, Sun, Wang and Zhang.

1.7                               “Claims” means and includes any and all claims, counterclaims, defenses, causes of action, causes of suit, demands, damages, disputes, controversies, rights, obligations, liabilities and actions of every kind and nature, occurring on or prior to the Effective Date, whether individual, class, direct, derivative, representative, legal, equitable or in any other capacity, arising under federal, state or local law, or the laws, rules or regulations of any jurisdiction outside the United States, whether based on contract, tort, statute, regulation, or other legal or equitable theory of recovery, including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim, right or cause of action based upon breach of any express, implied, oral or written contract or agreement, excepting the obligations set forth in this Agreement; and (iii) any claim or right that may be asserted or exercised by a Party in such Party’s capacity as a stockholder, member, manager, director, officer or employee or in any other capacity, whether individual or representative.  Notwithstanding any other term or provision in this Agreement, Claims excludes the Excluded Claims (as defined in paragraph 1.12 subsections (a), (b), and (c) herein below).

1.8                               “Conciliation Agreements” means the conciliation agreements, forms of which are annexed hereto as Exhibits D through G and as Exhibit 2 to the Li Settlement Agreement.

1.9                               “Conciliation Judgments” means, collectively, the Starry Conciliation Judgment, the Lu Conciliation Judgment, the Wang Conciliation Judgment, the Li Conciliation Judgment, and the Zhang Conciliation Judgment, which are each defined as follows:

(a)                                 The “Starry Conciliation Judgment” means the conciliation judgment in respect of the Starry Deferred Consideration Action issued by the relevant Chinese court based upon the content contained within the form of Conciliation Agreement annexed hereto as Exhibit “D.”

(b)                                 The “Lu Conciliation Judgment” means the conciliation judgment in respect of the Lu Deferred Consideration Action issued by the relevant Chinese court based upon the content contained within the form of Conciliation Agreement annexed hereto as Exhibit “E.”

(c)                                  The “Wang Conciliation Judgment” means the conciliation judgment in respect of the Wang Deferred Consideration Action issued by the relevant Chinese court based upon the content contained within the form of Conciliation Agreement annexed hereto as Exhibit “F.”

(d)                                 The “Li Conciliation Judgment” means the conciliation judgment in respect of the Li Deferred Consideration Action, issued by the relevant Chinese court based upon the content contained within the form of Conciliation Agreement annexed to the Li Settlement Agreement as Exhibit 2.

(e)                                  The “Zhang Conciliation Judgment” means the conciliation judgment in respect of the Zhang Labor Action, issued by the relevant Chinese court based upon the content contained within the form of Conciliation Agreement annexed hereto as Exhibit “G.”

1.10                        “Deferred Consideration Litigations” means, collectively, the following lawsuits initiated in China:

(a)                                 The Starry Deferred Consideration Action, including all claims against any Person withdrawn;

(b)                                 The Lu Deferred Consideration Action, including all claims against any Person withdrawn;

(c)                                  The Wang Deferred Consideration Action, including all claims against any Person withdrawn; and

(d)                                 The Li Deferred Consideration Action, including all claims against any Person withdrawn.

1.11                        “Effective Date” means the first date (as evidenced by the dates of signature) upon which: (i) all Parties have executed this Agreement; and (ii) Li, MRV and Source Photonics, LLC, have all executed the Li Settlement Agreement in the form annexed hereto as Exhibit “B”.

1.12                        “Excluded Claims” means, individually and collectively, any and all claims, counterclaims, defenses, causes of action, causes of suit, demands, damages, disputes, controversies, rights, obligations, liabilities and actions of every kind and nature, whether legal or equitable:

(a)                                 asserted as between Source Chengdu and Source Shenzhen, on the one hand, and Superxon Technology (Chengdu) Limited (成都优博创技术有限公司) (“Superxon”), Yellowstone Investment Management Limited (“Yellowstone Investment”), and Yellowstone Information and Consulting (Shenzhen) Limited (耶路斯通信息咨询（深圳）有限公司) (“Yellowstone (Shenzhen)”), on the other hand, in the Superxon Litigation (as defined herein);

(b)                                 previously asserted by Source Chengdu in the complaint against Lu in the Source Action (as defined herein), but in no respect may Source Chengdu assert any new, supplemental, additional, different, or modified claims or causes of action in the Source Action, all of which are released pursuant to paragraph 4.1 herein; and

(c)                                  any defenses that have been asserted or may be asserted by Lu in the Source Action to oppose, reduce or eliminate any liability on the part of Lu, but that do not seek or require affirmative relief; but in no respect may Lu assert any claims or causes of action in the

Source Action, including but not limited to any new, supplemental, additional, different, or modified claims or causes of action, all of which are released pursuant to paragraph 4.1 herein.

1.13                        “Guaranty Letter” means the duly executed, notarized, and legalized (if applicable) guaranty letter, the form of which is annexed hereto as Exhibit “H” issued by Lu, Zhang, Wang, Li, and Starry.

1.14                        “Li Settlement Agreement” means the Settlement and Mutual Release Agreement (Li) between MRV and Source, on the one hand, and Li, on the other hand, the form of which is annexed hereto as Exhibit “B”.

1.15                        “Li Settlement Amount” means the amount set forth in the Exhibit A Part 1, or four hundred and fifty-five thousand and sixty-four U.S. dollars and seventy-five cents (US $455,064.75).

1.16                        “MRV” means MRV Communications, Inc.

1.17                        “Magnolia” means Magnolia Source B.V.

1.18                        “Mutual Release Agreement” or “Mutual Release Agreements” means individually and collectively the settlement and mutual release agreements to be entered into between MRV and Source Photonics, LLC, on the one hand, and the Persons Listed on Exhibit A Part 2, on the other hand, the form of which is annexed hereto as Exhibit C.

1.19                        “Person” means any individual, corporation, partnership, association, trust or any entity (or estate, guardian or beneficiary thereof), or organization, including without limitation any federal, state or non-United States governmental entity.

1.20                        “Restricted Stock Units” means any restricted stock units or other similar benefit or consideration of any kind received or to be received in connection with the Merger Agreement or pursuant to a Notice of Grant of Restricted Stock Unit Award Agreement under the Luminent, Inc. 2007 Omnibus Incentive Plan, adopted June 29, 2007.

1.21                        “Settlement Amount” means the total of the amounts set forth in paragraph 3.1 herein or one million, six hundred fifteen thousand, two hundred ninety-one U.S. dollars and fifty cents (US $1,615,291.50).

1.22                        “Source” means collectively, Source Photonics, LLC; Magnolia; SPSC; SPI; Source Chengdu; and Source Shenzhen.

1.23                        “Source Action” means the complaint filed on or about July 28, 2010 by Source Chengdu against Lu presently before the Beijing Haidian District People’s Court.

1.24                        “Source Photonics, LLC” means Source Photonics, LLC, a California limited liability corporation.

1.25                        “SPSC” means Source Photonics Santa Clara, Inc., and its successor Source Photonics Santa Clara LLC.

1.26                        “SPI” means Source Photonics, Inc.

1.27                        “Starry” means Starry Holdings Limited.

1.28                        “Stipulation for Dismissal” means the application to the relevant Chinese court voluntarily requesting the dismissal of any of the Deferred Consideration Litigations, and the Zhang Labor Action, as the case may be, a form of which is annexed hereto as Exhibit “I.”

1.29                        “Superxon Litigation” means the action brought by Source Chengdu and Source Shenzhen against Superxon, Yellowstone Investment, and Yellowstone (Shenzhen) in the Intermediate People’s Court of Chengdu Municipality, Sichuan Province, in or about April 2009.

1.30                        Each defined term stated in a singular form shall include the plural form and each defined term stated in a plural form shall include the singular form.

2.              DELIVERY OF EXECUTED MUTUAL RELEASE AGREEMENTS

2.1                               Within three (3) Business Days of the Effective Date, MRV and Source Photonics, LLC, shall each execute and deliver all Mutual Release Agreements, in substantially the form set out in Exhibit C hereto, to the China Parties, which shall constitute a revocable offer by MRV and Source to the Persons listed in Exhibit A Part 2, pursuant to the terms and conditions set forth in the Mutual Release Agreements.

3.              PAYMENT

3.1                               As settlement consideration, MRV shall pay the Settlement Amount to the China Parties in the following respective amounts in the manner set forth in this section 3:

Stockholder	Settlement Amount
Lu	US $	157,184.75
Starry	US $	994,794.75
Wang	US $	306,902.25
Zhang	US $	156,409.75
Total:	US $	1,615,291.50

3.2                               Within five (5) Business Days of the Effective Date, MRV shall initiate a wire transfer to an escrow account (the “Escrow Account”) with a financial institution located in Hong Kong as agreed upon by the Parties (the “Escrow Agent”) pursuant to the escrow agreement (the “Escrow Agreement”), a form which is annexed hereto as Exhibit “J”, of:

(a)                                 The Settlement Amount;

(b)                                 The Li Settlement Amount; and

(c)                                  The Additional Amount.

Which amounts, totaling two million, three hundred and eighty-one thousand, twenty-five U.S. dollars and zero cents (US $2,381,025.00) shall be deposited into the Escrow Account, to be held for MRV’s benefit.  The Settlement Amount plus the Li Settlement Amount plus the Additional Amount plus any accrued interest on any of them shall constitute the escrow fund (the “Escrow Fund”).  Such portion of the Escrow Fund constituting the Additional Amount may become payable as settlement consideration to the Persons listed on Exhibit A Part 2 in the amounts set forth in Exhibit A Part 2, solely to the extent any such Person or Persons, within seventy-five (75) days of the Effective Date (unless such time is extended by MRV in writing), execute(s) a Mutual Release Agreement and deliver(s) such to MRV, in the form annexed hereto as Exhibit “C.”

3.3                               The Escrow Agent shall hold or disburse the Escrow Fund from the Escrow Account as follows and otherwise in accordance with the instructions in the Escrow Agreement (the “Escrow Instructions”):

(a)                           Upon receipt of the Notice to Release from MRV pursuant to paragraph 5.6(b) herein, the Escrow Agent shall initiate the wire transfer to effectuate delivery to the Account Holder of the Settlement Amount, the Li Settlement Amount, and so much of the Additional Settlement Amount as equals the sum of the payments due each Person listed in Exhibit A Part 2 from whom MRV has received an executed Mutual Release Agreement.

(b)                           To the extent MRV receives from any Person listed in Exhibit A Part 2 an executed Mutual Release Agreement after the Escrow Agent’s receipt of the Notice of Release but within seventy-five (75) days of the Effective Date, MRV shall within two (2) Business Days transmit to the Escrow Agent and the Account Holder a “Supplemental Notice of Release” setting forth the amount due such Person or Persons.  Upon receipt of such Supplemental Notice of Release or Supplemental Notices of Release, the Escrow Agent shall initiate a wire transfer to effectuate delivery to the Account Holder of the amount due such Person or Persons.

(c)                            The Escrow Instructions shall provide that the Escrow Agent shall pay interest on the Escrow Fund.  MRV and the China Parties shall each bear one-half (1/2) of all fees associated with the Escrow Account.  Any accrued interest on the Escrow Fund shall be disbursed to the China Parties as part of their portion of the Escrow Fund, following final disbursement of the Escrow Fund and/or return of any amount of the Additional Amount to MRV relating to any Person(s) who have not timely executed a Mutual Release Agreement.

(d)                           To the extent any of the Persons listed on Exhibit A Part 2 fails to either execute a Mutual Release Agreement or to deliver such to MRV in the form annexed hereto as Exhibit C on or before seventy-five (75) days of the Effective Date, unless such time is extended in writing by MRV, then: (i) MRV shall deliver to the Escrow Agent and the China Parties a Notice of Revocation of Offer.  Upon receipt of such Notice of Revocation of Offer the Escrow Agent shall release to MRV such portion of the Additional Amount pertaining to such Person(s); and (ii) MRV’s offer to such Persons named in the Notice of Revocation of Offer shall be deemed immediately withdrawn and of no further force and effect.

(e)                            The Settlement Amount shall be returned to MRV by the Escrow Agent only in such case, as determined by final arbitration award, there is a material breach by any of the China Parties of: (i) paragraph 5.1 of this Agreement; (ii) paragraph 5.3 of this Agreement; and also (iii) any Guaranty Letter executed by any of the China Parties.  The Li Settlement Amount shall be returned to MRV by the Escrow Agent only in such case, as determined by final arbitration award, there is a material breach by Li of: (i) paragraph 4.1 of the Li Settlement Agreement; (ii) paragraph 4.3 of the Li Settlement Agreement; and also (iii) the Guaranty Letter executed by Li.

3.4                               The Account Holder’s receipt of the Settlement Amount and the Li Settlement Amount shall satisfy in full MRV’s and Source’s obligation for payment of any amounts due under this Agreement, any of the Conciliation Agreements or any Conciliation Judgments entered in any of the Deferred Consideration Litigations and the Zhang Labor Action, Guaranty Letters, and, if applicable, any Stipulations for Dismissal filed in the Deferred Consideration Litigations and the Zhang Labor Action.  Following receipt by the Account Holder of the Settlement Amount and the Li Settlement Amount: (i) each of the China Parties waives all Claims to any further payment under this Agreement, and MRV and Source shall have no further responsibility for payment hereunder or otherwise to any of the China Parties or Li; (ii) MRV and Source shall have no duty or obligation to assure that distributions are made by the Account Holder to the China Parties or Li under this Agreement or the Li Settlement Agreement; and (iii) each of the China Parties shall indemnify and hold harmless MRV and Source against (x) any claims or demands arising out of or relating to nonpayment by the Account Holder to the recipients of the amounts due under this Agreement or the Li Settlement Agreement; and (y) any claims or demands asserting rights to any further payment by MRV or Source under any of the Conciliation Agreements, Conciliation Judgments, Guaranty Letters or, if applicable, Stipulations for Dismissal.  For the avoidance of doubt, any obligation to pay settlement consideration in any of the Conciliation Agreements, Conciliation Judgments, Guaranty Letters, or, if applicable, any Stipulations for Dismissal, is to be satisfied in full by receipt by the Account Holder of the Escrow Fund and shall not be deemed a duplicate or parallel right of payment of amounts due under this Agreement.

3.5                               The Account Holder’s receipt of the settlement consideration payable in connection with any executed Mutual Release Agreement pertaining to any Person set forth in

Exhibit A Part 2 shall satisfy in full MRV’s and Source’s obligation for payment of any amounts due under such Mutual Release Agreement and neither MRV nor Source shall have any duty or obligation to assure that distributions are made by the Account Holder to such Persons.  Each of the China Parties shall indemnify and hold harmless MRV and Source against any claims or demands arising out of or relating to nonpayment by the Account Holder of funds delivered by the Escrow Agent to the Account Holder with respect to any Person set forth in Exhibit A Part 2.

4.              MUTUAL RELEASE OF CLAIMS

4.1                               Upon the Effective Date, subject to paragraphs 4.5 and 4.6 herein (including but not limited to Source’s and Lu’s respective preservation of rights with respect to the Excluded Claims) and in consideration of the promises contained in this Agreement, MRV and Source, on behalf of themselves and their Associates, do hereby fully, completely, and irrevocably release, dismiss, and discharge each of the China Parties and each of the China Parties’ Associates; and each of the China Parties, on behalf of themselves and their Associates, do hereby fully, completely, and irrevocably release, dismiss, and discharge MRV and each of MRV’s Associates and Source and each of Source’s Associates from: Any and all Claims, arising from anything whatsoever that has happened up to and including the Effective Date, including any and all Claims that have been or could have been asserted or in the future could be or might be asserted.

4.2                               (a)  Within five (5) Business Days of the Effective Date, each of Lu, Zhang, Wang, and Starry shall initiate the process for procuring each of their respective Guaranty Letters.  Each Guaranty Letter shall be in the Chinese language, the form of which is annexed hereto as Exhibit “H,” and executed before a registered notary of the People’s Republic of China and duly notarized.  The original of each executed Guaranty Letter shall be delivered to China counsel for MRV and Source, at the address provided below:

Ms. Xu Jing

King & Wood Mallesons

20th Floor, East Tower, World Financial Center

1 Dongsanhuan Zhonglu, Chaoyang District

Beijing 100020, P. R. China

(b)  MRV shall promptly reimburse Lu, Zhang, Wang, and Starry, for the ordinary and standard notarization fees incurred in procuring each Guaranty Letter.

4.3                               Subject to paragraphs 4.5 and 4.6 herein (including but not limited to Source’s and Lu’s respective preservation of rights with respect to Excluded Claims), the Parties waive any and all rights under California Civil Code Section 1542, and all other similar laws or statutes in any other applicable jurisdictions, which section has been duly explained and reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Party agrees that it shall not invoke the benefits of Section 1542 or any other foreign, federal, state or local statutory rights or rules or principles of common law or equity similar to Section 1542 in order to assert any Claims released under this Agreement.

4.4                               For the avoidance of doubt, the releases and waivers in paragraphs 4.1 and 4.3 herein shall release and extinguish any and all right, title or interest by Zhang, Lu, and any of their Associates arising out of, related to, or in connection with any Restricted Stock Units or labor or employment relationship.

4.5                               Nothing herein is intended to release the Parties from any of their obligations under this Agreement.

4.6                               For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or otherwise:

(a)                                 The Parties expressly state that nothing in this Agreement, including the releases and waivers in paragraphs 4.1 and 4.3 herein, apply to or shall affect in any manner the Excluded Claims, which are expressly preserved and are not released.

(b)                                 As between MRV and Source, MRV’s indemnification obligations under Article VII of the SPA remain in full force and effect, in accordance with their terms, including with respect to any further claims or otherwise relating to, arising out of, or in connection with the matters listed on Schedule 7.02 of the SPA, whether or not such claims are released by this Agreement.

5.              CONCILIATION AGREEMENTS AND JUDGMENTS; DISMISSAL OF SUITS; COVENANT NOT TO SUE

5.1                               Within ten (10) Business Days of the Effective Date:

(a)                                 Starry shall apply to the appropriate court in Beijing, China by submitting to the court a Conciliation Agreement (调解协议书) in substantially the form set out in Exhibit “D” hereto to obtain the Starry Conciliation Judgment;

(b)                                 Lu shall apply to the appropriate court in Beijing, China by submitting to the court a Conciliation Agreement (调解协议书) in substantially the form set out in Exhibit “E” hereto to obtain the Lu Conciliation Judgment;

(c)                                  Wang shall apply to the appropriate court in Beijing, China by submitting to the court a Conciliation Agreement (调解协议书) in substantially the form set out in Exhibit “F” hereto to obtain the Wang Conciliation Judgment; and

(d)                                 Zhang and Source Chengdu shall jointly apply to the appropriate court in Chengdu, China by submitting to the court a Conciliation Agreement (调解协议书) in substantially the form set out in Exhibit “G” hereto to obtain the Zhang Conciliation Judgment.

5.2                               Each of the Parties shall further act in good faith and use all reasonable efforts to obtain such Conciliation Judgments in a timely manner and neither they, nor their agents or Persons connected with them, shall otherwise take any further actions to maintain any of the Deferred Consideration Litigations or Zhang Labor Action against any Persons, either pending or following the entry of such Conciliation Judgments.

5.3                               If after sixty (60) days from the date of the respective Party’s application to the appropriate court, as set forth in paragraphs 5.1 (a) through (d) herein, the court has not entered the Conciliation Judgment for any reason, then the Parties shall duly execute and file within five (5) Business Days a Stipulation for Dismissal in that action for court approval by the relevant court.

5.4                               None of the China Parties shall re-file any of the Deferred Consideration Litigations and Zhang shall not re-file the Zhang Complaint and Source shall not reinitiate the Counterclaim against Zhang.  Each of the Parties shall treat each of the Conciliation Judgments and, as may be applicable, any Stipulation for Dismissal, as a dismissal with prejudice and as having full res judicata effect, regardless of the actual legal effect or construction of such Conciliation Judgments or Stipulations for Dismissal in China or elsewhere.

5.5                               Within five (5) Business Days of the Effective Date, MRV shall request, in a form agreed among counsel and approved by the Court, that the Court presiding in the California Litigation transfer the case to its inactive docket pending the time of the Court’s entry of a dismissal with prejudice of the California Litigation, pursuant to paragraph 5.6(a).

5.6                               Within five (5) Business Days of the served receipt (签收) of the last Conciliation Judgment in the Deferred Consideration Litigations and Zhang Labor Action; or within five (5) Business Days of the filing of the last of any necessary Stipulations for Dismissal in the Deferred Consideration Litigations or the Zhang Labor Action, whichever is earlier, provided that the original of each and every duly executed and notarized Guaranty Letter has been delivered to China counsel for MRV and Source in accordance with paragraph 4.2(a) above and paragraph 3.5(a) of the Li Settlement Agreement, MRV shall:

(a)                                 file a request for dismissal with prejudice in the California Litigation in substantially the form set out in Exhibit “K” hereto; and

(b)                                 deliver a Notice to Release, as described in the Escrow Agreement, to the China Parties and to the Escrow Agent in accordance with the Escrow Agreement.

5.7                               MRV shall not take any further actions to maintain the California Litigation against any Person pending or following the filing of the dismissal with prejudice of the California Litigation, except as is provided for in this Agreement or to the extent it becomes necessary or desirable for the Parties to file a joint status report with the Court.

5.8                               Subject to paragraphs 4.5 and 4.6 herein (including but not limited to Source’s and Lu’s respective preservation of rights with respect to the Excluded Claims), each of the Parties understands and agrees that by entering into this Agreement each Party is releasing any right to sue which such Party may have under foreign, federal, state or municipal law with respect to the Claims released herein and hereby covenants and agrees that neither such Party nor its agents shall file any future complaints or lawsuits or assert any claims against Parties hereto concerning or arising out of the same at any point in time anywhere in the world, excepting an arbitration proceeding for breach of any obligations under this Agreement, as permitted by paragraph 7.3 herein; and any suit brought for enforcement of an award issued by such arbitrator, as permitted by paragraph 7.3 herein.  Each of the Parties acknowledges and agrees that any breach of this paragraph and/or of paragraphs 2.1, 3.2, and 5.1 through 5.7 herein, shall be a material breach of this Agreement and that the non-breaching Party or Parties would be irreparably damaged if such are not performed in accordance with their specific terms, which breaches could not be adequately compensated in all cases by monetary damages alone.  Accordingly, each of the Parties agrees that, for any such breach, the non-breaching Party or Parties may receive an arbitration award granting specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this paragraph and paragraphs 2.1, 3.2, and 5.1 through 5.7, herein without the necessity of posting any bond.

6.              REPRESENTATIONS AND WARRANTIES

6.1                                 Each of MRV, Source, and Starry represents and warrants that the undersigned individuals have the power and authority to execute this Agreement on behalf of, and fully bind, the respective Party for whom they are acting and that this Agreement constitutes a valid and binding obligation of such respective Person.

6.2                                 Each Party represents and warrants that it retains sole ownership of all rights, title and interest in this Agreement and all Claims each Party releases in this Agreement and that the Party has not assigned, committed, permitted, or agreed to any sale, encumbrance, hypothecation, or transfer (whether by operation of law or otherwise) to any Person of any interest in the Agreement or such released Claims.

6.3                                 The execution, delivery, and performance of this Agreement by each Party and the consummation of the transactions hereunder, to the best of such Party’s knowledge: (i) do not and will not violate or conflict with any law, statute, regulation, judgment, order, writ, decree or injunction currently applicable to such Party; (ii) are not restricted by any contract or agreement to which such Party is a party; and (iii) do not require the consent or approval of any third party.

6.4                                 No Party is aware of any facts or circumstances indicating that any representation, covenant or warranty of any other Party is not true.  No Party is aware of any facts or circumstances that would prevent any Party from performing under this Agreement or otherwise render any Party unable to perform the transactions and grant the releases contemplated by this Agreement.

6.5                                 Each Party agrees to indemnify and hold each of the other Parties harmless in connection with any liabilities, damages, costs or expenses, including reasonable attorneys fees, incurred as a result of such indemnifying Party’s breach of the representations or warranties herein.

7.              MISCELLANEOUS

7.1                                 Integration.  (a) This Agreement, together with its Exhibits, constitutes a single integrated written contract that expresses the entire agreement and understanding between MRV and Source, on the one hand, and the China Parties, on the other hand; (b) this Agreement supersedes all prior communications, settlements, and understandings between the Parties and their representatives regarding the matters addressed by the Agreement; (c) there are no representations, warranties, promises, or inducements, whether oral, written, express or implied, that in any way affect or condition the validity of this Agreement or alter its terms; and (d) any statements, promises, or inducements, whether made by any Party or any agents of any Party, that are not contained in this Agreement shall not be valid or binding.  For the avoidance of doubt, the Snir Settlement Agreement is unaffected by this Agreement.

7.2                                 Governing Law.  Each of the Parties agrees that this Agreement will be exclusively construed, performed and enforced in accordance with the laws of the State of California without regard to its conflict of laws principles.

7.3                                 Agreement to Arbitrate Disputes.  The Parties agree to submit all disputes between them relating to this Agreement and its formation, breach, performance, interpretation and application to arbitration as follows: Arbitration will be conducted in Los Angeles County, California, before a single arbitrator pursuant to the rules of the American Arbitration Association.  The arbitration award will be final and binding and may be enforced in any court of competent jurisdiction. The Parties further agree that the arbitrator may grant specific performance, temporary restraining orders, preliminary injunctions, or other interim or conservatory relief, as necessary to enforce this Agreement, pursuant to the Emergency Interim Relief Procedures of the rules of the American Arbitration Association and that any Party may apply to the arbitrator seeking Emergency Interim Relief until the arbitration award is rendered or the controversy is otherwise resolved.  Any Party also, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitration tribunal.

7.4                                 Survival of Representations and Warranties.  All representations and warranties set forth in this Agreement shall be deemed continuing and shall survive after the Effective Date of the Agreement.

7.5                                 Further Assurances.  The Parties agree to execute such other documents and take such actions as may reasonably be necessary to further the purposes of this Agreement.

7.6                                 Third-Party Beneficiaries.  This Agreement shall not confer any right or benefit upon any Person who is not a Party, except that the Parties agree and acknowledge that the individuals listed in Exhibit A hereto are intended third-party beneficiaries of the Agreement for purposes of section 3 of this Agreement, provided that upon the Account Holder’s receipt of the Li Settlement Amount and/or any portion of the Additional Amount (as applicable), such Persons’ rights to enforce the payment obligations accruing to their benefit under section 3 of this Agreement and Exhibit A hereto shall lie solely against the China Parties and the Account Holder.

7.7                                 No Admissions.  None of the Parties has made, nor shall they be deemed to have made, any admission of liability or wrongdoing of any kind by their negotiation of or entry into this Agreement.  Neither this Agreement nor any provisions contained herein shall be construed by any Person as an admission by any of the Parties of any liability for, related to, or arising out of any of the Claims released herein or any Claims of any nature.  The Parties are entering into this Agreement for the purpose of resolving disputed issues between them and to avoid the costs, risks and burdens of litigation.

7.8                                 Compromise and Settlement; Arms-Length Negotiations.  This Agreement represents a compromise and settlement of pending disputes between the Parties and is the product of arms-length negotiation.  The Parties acknowledge that they have read this Agreement carefully and completely, have had the advice and assistance of legal counsel, and have not been influenced to any extent whatsoever by any representations or statements of fact or opinion made by any Party or its representatives other than those contained in this Agreement.  The Parties further agree that this Agreement has been negotiated and executed in good faith and without improper influence by any Person and is signed freely by each Person executing this Agreement on behalf of each Party.  The Parties have made such investigation of the facts pertaining to the Parties’ settlement, this Agreement and all of the matters relating thereto, as they deem necessary.

7.9                                 Cooperation.  Each Party agrees to act in good faith and to take such steps and to execute such documents as may be reasonably necessary or proper to effectuate the purposes and intent of this Agreement and to preserve its validity and enforceability.  In the event that any action or proceeding of any type whatsoever is commenced or prosecuted by any Person not a party to this Agreement to invalidate, interpret, or prevent the validation, enforcement, or carrying out of any or all of the provisions of this Agreement, the Parties mutually agree, represent, warrant, and covenant to cooperate fully in opposing such action or proceeding.

7.10                           Counterpart Originals.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.  Facsimile, e-mailed portable document format (PDF) image, or duplicate signatures shall be considered the same as originals.  Without limiting the generality of the foregoing, to the extent any law of any applicable jurisdiction may require an ink original of the executed counterpart of this Agreement for any purpose, each of the Parties agrees to cooperate and give further assurances by providing the other Parties to this Agreement an executed counterpart of this Agreement, together with any acknowledgements or other formalities necessary to satisfy the applicable jurisdiction’s requirements for enforceability or legality of the Agreement.

7.11                           Binding Effect.  Upon its Effective Date, this Agreement binds and inures to the benefit of the Parties and their respective predecessors and successors.

7.12                           Confidentiality.  Each Party agrees that this Agreement and the Li Settlement Agreement are confidential and they shall not be disclosed to any Person other than the undersigned and their retained counsel or accountants and the Persons listed on Exhibit A and their retained counsel or accountants, except as required by law, regulation, or court order or court action, and as deemed necessary by a Party in connection with the California Litigation, the Deferred Consideration Litigations, the Zhang Action, or in connection with any disputes arising out of or relating to this Agreement or the Li Settlement Agreement or any Mutual Release Agreement.

7.13                           Modification.  This Agreement may be modified or amended only by a writing signed on behalf of each of the Parties.

7.14                           Construction.

(a)                                  Each of the Parties has participated in the drafting of this Agreement after having the opportunity to consult with counsel.  It is the intent of the Parties that no part of this Agreement is to be presumptively construed either in favor of or against any Party.  To the extent there is any conflict between the recitals and the body of this Agreement, the language in the numbered paragraphs in the body of the Agreement shall control.

(b)                                 To the extent the terms of any of the Exhibits annexed hereto (including but not limited to any of the releases in Exhibits C through G) contradict or are at variance with the terms of this Agreement, the terms of this Agreement (including but not limited to the rights preserved with respect to Excluded Claims in this Agreement) shall control.

7.15                           Time is of the Essence.  Each of the Parties understands and agrees that time is of the essence with respect to the provisions of this Agreement that specify a time for performance.

7.16                           Notices.  Any notice required by the terms of this Agreement to be given by the Parties shall be made by any of the following: (a) facsimile and deposit of a copy of the notice that same day by first-class mail or its equivalent; or (b) by any overnight delivery service that requires a signature by the recipient.  Notice shall be effective upon dispatch by the sender.  Notice shall be given to the individuals designated below or their successors as may later be identified in writing by a Party:

If to MRV:	Jennifer Hankes Painter VP, General Counsel MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, CA 91311 Telephone: (818) 773-0900, ext. 276 Facsimile: (818) 773-0906

With a copy to:

Ali Mojdehi Cooley, LLP 4401 Eastgate Mall San Diego, CA 92121-1909 Telephone: (858) 550-6055 Facsimile: (858) 550-6420

If to Source:	Brett J. Chloupek Chief Financial Officer and Secretary Source Photonics, Inc. 20550 Nordhoff Street Chatsworth, California 91311

With copies to:

Magnolia Source B.V. Dam 7 1012 JS Amsterdam The Netherlands Attn: Keith Toh and Petri Oksanen

and

Magnolia Source B.V. c/o Francisco Partners One Letterman Drive Building C — Suite 410 San Francisco, CA 94129 Attn: Keith Toh and Petri Oksanen Fax: (415) 418-2999

and

Shearman & Sterling LLP Four Embarcadero Center, Suite 3800 San Francisco, CA 94111-5994 Attn: Michael J. Kennedy and James Donato Fax: (415) 616-1199

If to the China Parties	Seth A. Ribner, Esq. Simpson Thacher & Bartlett, LLP 1999 Avenue of the Stars 29th Floor Los Angeles, CA 90067 Telephone: 310-407-7500 Facsimile: 310-407-7502

And

Li Chunyi Attorney at Law Zhongzi Law Office 6th / F New Era Building 26 West Ping An Li Avenue Xicheng District, Beijing 100034, China Telephone: 86-10-66256419 Facsimile: 86-10-66091616

Remainder of page intentionally blank.

IN WITNESS WHEREOF, the Parties, and each of them, hereby execute this Settlement Agreement and Mutual Release Agreement as of the dates indicated below.

APPROVED AND AGREED TO:

Dated: , 2012	MRV Communications, Inc.

	By:	/s/ Barry Gorsun
	Title:	Chief Executive Officer

Dated: June 9, 2012	Source Photonics, LLC

	By:	/s/Brett Chloupek
	Title:	Chief Financial Officer, Secretary

Dated: June 11, 2012	Ying Lu

/s/ Ying Lu

Dated: June 11, 2012	Jingchun Sun

/s/ Jingchun Sun

Dated: June 11, 2012	Starry Holdings Limited

	By:	/s/ Sun Wei
	Title:	Director

Dated: June 11, 2012	Min Wang

/s/ Min Wang

Dated: June 11, 2012	Chao Zhang

/s/ Chao Zhang